EXHIBIT 99.1

April 20, 2015
PROVIDED SUBJECT TO FRE 408
FOR SETTLEMENT DISCUSSIONS
MAG LLC/AK Contract
Amendment Proposal
CONFIDENTIAL

The First Amended and Restated Pellet Purchase Agreement dated April 13, 2013 (“Pellet Agreement”) would be amended to include key changes listed below. This document is non-binding and for discussion purposes only, and any agreement is subject to the approval of AK Steel, Magnetation, Inc., Magnetation LLC Board of Directors and Magnetation secured creditors. This proposal provides a non-exclusive list of proposed changes to the Pellet Agreement.
Floor and Ceiling - Option 1:
A pellet sales price floor of $102/MT is established through 12/31/20, reduced to $100/MT thereafter for the life of the contract (“Floor Price”). A pellet sales price ceiling of $130/MT is established through 12/31/20 and $135/MT thereafter for the life of the contract (“Ceiling Price”). The Floor Price and Ceiling Price will be adjusted quarterly for changes in the four PPI indicies shown below, subject to a 3% annual cap. The pellet sales price will be calculated using essentially the same methodology as currently used in the Pellet Agreement except pellet premium shall be as described below.
Option 2:
A pellet sales price floor of $105/MT is established for the life of the contract (“Floor Price”). A pellet sales price ceiling of $125/MT is established for the life of the contract (“Ceiling Price”). The Floor Price and Ceiling Price will be adjusted quarterly for changes in the four PPI indicies shown below, subject to a 3% annual cap. The pellet sales price will be calculated using essentially the same methodology as currently used in the Pellet Agreement except pellet premium shall be as described below.

Pellet Premium - The pellet premium will be $30/MT with a quarterly adjustment for changes in the four PPI indicies as provided below, subject to a 3% annual cap. The freight component, fixed $8 conversion charge, and iron ore component are not included in the pellet premium. The energy component is included in pellet premium as is the extra cost for the current binder mix that is providing enhanced R40 and LTD properties of Mag fluxed pellets. Volume is assumed to be 3,000,000 MT per year of fluxed pellets.
Quality Specifications - The attached Exhibit A provides the specifications for pellets delivered to AK Steel that will replace the specifications that have been adopted in the course of dealings to date.
Payment Terms - 1.0% Net 10

Escalation Method for Floor, Ceiling and Pellet Premium: Equal weighting of the following four PPI indicies using 4/1/2015 as base:
(i)  Energy: PPI code ID69113, Processed energy goods, database code WPUID69113,
(ii)  Machinery and equipment: PPI code 114, General purpose machinery and equipment, database code WPU114,
(iii)  Services: PPI code ID63, Services for intermediate demand, database code WPUID63,
(iv)  Labor: Employment Cost Index (ECI) for Total Compensation (wages and benefits), private industry, goods producing industries, database code CIU201G000000000I.

Exhibit A
AKS Fluxed Pellet Specification
[REDACTED]